Exhibit 99.01

WPCS Closes on Sale of Seattle Operations

Sale provides nearly $1.5 million in working capital

SUISUN, CA - (Marketwired – October 3, 2014) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure and the development of a digital currency trading platform, today announced that on September 30, 2014, the Company completed the sale of substantially all of the assets of WPCS International – Seattle, Inc. (the “Seattle Operations”), to EC Company (“EC”), an Oregon-based electrical contracting company.

Sebastian Giordano, Interim CEO of WPCS, commented, “After having successfully disposed of our two unprofitable operations in Australia and Trenton, the sale of our Seattle Operations provides vital cash for the Company as we continue our restructuring efforts.“

The Company sold substantially all of the assets of the Seattle Operations to EC for an all-cash purchase price of approximately $2,120,000. The final purchase price is subject to adjustment based on the net tangible asset value (“NTAV”) of the Seattle Operations as of September 30, 2014. Prior to closing, the parties agreed that the closing NTAV of the Seattle Operations was approximately $1,870,000. The Company received approximately $1,460,000 in cash, while approximately $410,000 was held in escrow for the payment of certain payroll liabilities. In addition, 90 days from the closing date, the Company could receive the remaining $250,000, which is also currently being held in escrow, dependent upon the final NATV calculation.

Mr. Giordano continued, “Transactionally, we are now focused on selling our China joint venture interest, which would bring additional working capital into the Company, as we continue to manage our profitable Suisun operations, develop our digital currency business and work towards successfully completing our restructuring.”

About WPCS International Incorporated

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a digital currency trading platform. For more information, please visit www.wpcs.com, www.btxtrader.com and www.gocelery.com.

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

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Valter Pinto

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